Exhibit 4.2

SUBSEQUENT TRANSFER INSTRUMENT

Pursuant to this Subsequent Transfer Instrument, dated September 1, 2005 (the “Instrument”), between ACE Securities Corp. as seller (the “Depositor”), and HSBC Bank USA, National Association as trustee of the ACE Securities Corp. Home Equity Loan Trust, Series 2005-HE4, Asset Backed Pass-Through Certificates, as purchaser (the “Trustee”), and pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, Countrywide Home Loans Servicing LP, Saxon Mortgage Services, Inc. and Ocwen Federal Bank FSB each as a servicer, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator and the Trustee, the Depositor and the Trustee agree to the sale by the Depositor and the purchase by the Trustee in trust, on behalf of the Trust, of the Mortgage Loans listed on the attached Schedule of Mortgage Loans (the “Subsequent Mortgage Loans”).

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

Section 1.	Conveyance of Subsequent Mortgage Loans.

(a)           The Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, and including all amounts due on the Subsequent Mortgage Loans after August 1, 2005 (the “Subsequent Cut-off Date”), and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.01 of the Pooling and Servicing Agreement; provided, however that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or prior to the related Subsequent Cut-off Date. The Depositor, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee (or the Custodian on its behalf) each item set forth in Section 2.01 of the Pooling and Servicing Agreement. The transfer to the Trustee by the Depositor of the Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Depositor, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Depositor to the Trust Fund.

(b)           The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated the date hereof, between the Depositor as purchaser and DB Structured Products, Inc. as seller, to the extent of the Subsequent Mortgage Loans.

(c)	Additional terms of the sale are set forth on Attachment A hereto.
Section 2.	Representations and Warranties; Conditions Precedent.

(a)           The Depositor hereby confirms that each of the conditions and the representations and warranties set forth in Section 2.09 of the Pooling and Servicing Agreement are satisfied as of the date hereof.

(b)           All terms and conditions of the Pooling and Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Pooling and Servicing Agreement.

Section 3.	Recordation of Instrument.

To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor at the Certificateholders’ expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Subsequent Mortgage Loans.

Section 4.	Governing Law.

This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

Section 5.	Counterparts.

This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

Section 6.	Successors and Assigns.

This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.

ACE SECURITIES CORP.
By: Name: Title:
By: Name: Title:
HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee for ACE Securities Corp. Home Equity Loan Trust, Series 2005-HE4, Asset Backed Pass-Through Certificates
By: Name: Title:

Attachments

A.	Additional terms of sale.
B.	Schedule of Subsequent Mortgage Loans.

ADDITIONAL TERMS OF SALE

None.

SCHEDULE OF SUBSEQUENT MORTGAGE LOANS

(To be provided upon request)